UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

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A MESSAGE FROM OUR CHAIRMAN OF THE BOARD

Fellow Shareholders:

At Leggett & Platt, our mission is to enhance people’s lives by designing and manufacturing innovative, distinctive products and components for use in bedding, automobiles, furniture, seating, homes, offices, and airplanes. We efficiently turn ordinary materials into extraordinary products through the outstanding efforts of our 23,000 employees around the world.

At the core of our strategy is a commitment to excellence and innovation. The Company grows and prospers as we expand or obtain positions in attractive markets, develop inventive proprietary products, and continuously improve production and distribution efficiency. Through these efforts, we strive to generate Total Shareholder Return for our stockholders that ranks in the top 1/3 of the S&P 500.

We look forward to sharing more about Leggett at our Annual Meeting of Shareholders to be held on Tuesday, May 7, 2019, at our headquarters at the Cornell Campus in Carthage, Missouri. In addition to the business to be transacted at the Annual Meeting, as described in this Notice of Annual Meeting of Shareholders and Proxy Statement, we will discuss developments during the past year, outline the progress we’ve made on our strategic priorities, and respond to shareholder questions.

Your vote is very important. Whether or not you plan to attend the meeting, please vote as soon as possible, either online at www.proxypush.com/leg or by returning the enclosed proxy or voting instruction card.

On behalf of the Board of Directors, I thank you for your participation and investment in Leggett.

Sincerely,

LEGGETT & PLATT, INCORPORATED

R. Ted Enloe, III

Board Chair

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 7, 2019 | 10:00 a.m. Central Time

Wright Conference Center, 1 Leggett Road, Carthage, Missouri

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, 1 Leggett Road, Carthage, Missouri 64836, on Tuesday, May 7, 2019, at 10:00 a.m. Central Time:

1.	To elect eight directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	To provide an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2019.

An Annual Report to Shareholders outlining the Company’s operations during 2018 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Scott S. Douglas

Secretary

Carthage, Missouri

March 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2019

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2019

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider—please read the entire proxy statement before voting. These materials were first sent to our shareholders on March 26, 2019.

2019 Annual Meeting of Shareholders

Tuesday, May 7, 2019 10:00 a.m. Central Time Wright Conference Center 1 Leggett Road Carthage, Missouri Record Date: March 5, 2019	Proposal	Recommendation	Page
	1 – Election of Eight Directors	FOR	12
	2 – Ratification of PWC as Independent Accounting Firm	FOR	17
	3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR	19

Business Highlights

In 2018, sales increased 8% to $4.27 billion from a combination of volume growth, raw material-related price increases and currency impact. Growth came primarily from new programs and added content in Automotive, market share and content gains in U.S. Spring, and strength in Adjustable Bed.

The company generated $440 million of cash from operations in 2018. Profit margins were pressured throughout the year by higher raw material costs, the lag associated with passing along increased costs, and underperformance in a few of our businesses.

We posted EPS from continuing operations of $2.26 in 2018, which included a $.19 per share charge in the fourth quarter for restructuring-related costs and impairment of a note receivable, and $.04 per share of transaction costs related to the acquisition of ECS (described below), slightly offset by a $.01 per share Tax Cuts and Jobs Act benefit. For detailed results, see the Company’s Annual Report on Form 10-K filed February 27, 2019.

We raised our dividend for the 47th consecutive year, reaching an indicated annual dividend of $1.52 per share with a 4.2% yield based on our year-end closing share price of $35.84.

Our primary financial goal is to achieve Total Shareholder Return (TSR) that ranks in the top third of the S&P 500 over rolling 3-year periods. For more than a decade, we have been successfully executing a strategy that has enabled the company to generate strong TSR. While our performance for the past two years has not met our top-third target, we continue to strongly believe our disciplined growth strategy, portfolio management, and use of capital will support achievement of our goal over time.

In January 2019, we acquired Elite Comfort Solutions (ECS), a leader in the production of proprietary specialized foam used primarily for the bedding and furniture industries. By making this important strategic move, we have created an attractive new avenue of growth by gaining critical capabilities in proprietary foam technology, along with scale in the production of private-label finished mattresses. ECS is the largest acquisition in our history, with a purchase price of $1.25 billion. ECS’s sales for fiscal year end September 2018 were $611 million. We expect ECS to generate double-digit sales growth and accretive EBITDA.

2019 Proxy Statement | Leggett & Platt      1

Board Nominees

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the Annual Meeting. The 2019 director nominees are:

Robert E. Brunner Independent	R. Ted Enloe, III Independent Chair	Manuel A. Fernandez Independent	Karl G. Glassman CEO & President
Retired Executive VP Illinois Tool Works	Managing General Partner Balquita Partners, Ltd.	Managing Director SI Ventures	CEO & President Leggett & Platt, Incorporated
Joseph W. McClanathan Independent	Judy C. Odom Independent	Srikanth Padmanabhan Independent	Phoebe A. Wood Independent
Retired President & CEO – Household Products Division Energizer Holdings, Inc.	Retired Chair & CEO Software Spectrum	Vice President Cummins, Inc.	Retired Vice Chair & CFO Brown-Forman Corp.

	Robert E. Brunner	R. Ted Enloe, III	Manuel A. Fernandez	Karl G. Glassman	Joseph W. McClanathan	Judy C. Odom	Srikanth Padmanabhan	Phoebe A. Wood
Independent Director
L&P Director since	2009	1969	2014	2002	2005	2002	2018	2005
Age	61	80	72	60	66	66	54	65
L&P Committee Memberships
Audit						Chair
Compensation								Chair
Nominating & Corporate Governance					Chair
Other Public Company Boards	2	1	2	0	1	1	0	3

EXPERIENCE AND QUALIFICATIONS
Financial/Accounting
Global Business
R&D/Innovation/Technology
Manufacturing/Operations
Corporate Governance
Strategic Planning
HR/Compensation
Risk Management
IT/Cybersecurity
Leggett Industry Experience

Diversity – Our Nominating & Corporate Governance Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. The matrix above reflects some aspects of the Board’s diversity. In addition, four of our eight director nominees (50%) are women or racial/ethnic minorities.

2019 Proxy Statement | Leggett & Platt      2

Executive Compensation

L&P seeks to align our executives’ and shareholders’ interests through pay-for-performance. In 2018, 84% of our CEO’s target compensation was performance-based and 64% was delivered in equity-based awards, excluding the one-time transition award discussed below.

Our compensation structure strives to strike an appropriate balance between short-term and longer-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2018 Compensation Program

	Performance Metrics	Role within Compensation Program	How Designed and Determined	% of 2018 CEO Pay at Target
Base Salary	N/A	This is the only non-performance based component of our executives’ compensation. Target incentive payments and equity awards are set as a percentage of base salary.	Our Compensation Committee reviews executive salaries annually, based on market data, peer benchmarking, individual performance and internal equity.	16%
Annual Incentive	Return on Capital Employed (ROCE), Cash Flow, and Individual Performance Goals	The short-term cash incentive rewards achievement of specific business targets and individual goals within the fiscal year.	The ROCE and cash flow targets are based on the Company’s earnings guidance for the year. Payouts range from 0% to 150%, based upon actual performance.	20%
Performance Stock Units	Relative Total Shareholder Return (TSR) and growth of Earnings Before Interest and Taxes (EBIT CAGR)	Three-year relative TSR performance holds management accountable for creating and sustaining value for shareholders. Sustained EBIT growth is key to achieving our long-term TSR goals.	Relative TSR is measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400. The three-year EBIT CAGR targets are aligned with our long-term TSR goals. Payouts range from 0% to 200%.	64%

Changes in 2018

Since 2013, our long-term incentive (LTI) awards have consisted of (i) the two-year Profitable Growth Incentive (PGI) with vesting based upon a combination of revenue growth and EBITDA margin and (ii) the three-year Performance Stock Units (PSU) with vesting based upon relative TSR. In 2018, our LTI awards underwent the following changes to better align our compensation programs with the Company’s long-term strategy:

•	The PGI program was eliminated, and that portion of the participants’ LTI was reallocated to the PSU awards, moving from a two-year to a three-year performance period.

•	The metrics for the PSU awards were modified with 50% continuing to vest based upon relative TSR and 50% now based upon EBIT CAGR, key to achieving our long-term TSR goals.

2019 Proxy Statement | Leggett & Platt      3

Shifting a significant portion of our executives’ LTI from a two-year to a three-year performance period in 2018 created a gap in their realizable pay opportunity for 2020 (when the 2018 PGI would have been paid, if earned, had it not been eliminated). As a result, the former PGI participants were granted a one-time transition PSU award based on EBIT CAGR over a two-year performance period to fill the gap. This transition award created a one-time spike in the grant date value of 2018 equity-based awards reported in the Summary Compensation Table. However, as illustrated below, with the transition award the realizable pay opportunity remains steady from 2018 to 2021:

Key Features of Our Executive Officer Compensation Program

	What We Do		What We Don’t Do

✓	Pay for Performance – A significant majority of our named executive officers’ (NEOs) compensation is at-risk variable compensation.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Awards Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity incentive awards (other than legacy stock options) have a double trigger.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will.
✓	Stock Ownership Requirements – All NEOs exceed our robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.	×	No Share Recycling
✓	Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

2019 Proxy Statement | Leggett & Platt      4

CORPORATE GOVERNANCE AND BOARD MATTERS

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and principal accounting officer. These documents can be found at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett-search.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the only criteria. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all of its current non-management directors are independent. The director biographies accompanying Proposal 1—Election of Directors identify our independent and management directors on the ballot.

All Audit Committee members meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Robert Brunner, Joseph McClanathan, Judy Odom, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” No member serves on the audit committee of more than three public companies.

All Compensation Committee members satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules.

Board Leadership Structure

The Board elected R. Ted Enloe, III in 2016 as the independent Board Chair, believing this arrangement best serves the Board, the Company and our shareholders at this time.

Our Corporate Governance Guidelines allow the roles of Board Chair and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

Our non-management directors regularly hold executive sessions without management present. Mr. Enloe, the Board Chair, presides over these executive sessions. At least one executive session per year is attended by only independent, non-management directors. An executive session was held at each quarterly Board meeting in 2018.

Communication with the Board

Shareholders and all other interested parties wanting to contact our Board of Directors may e-mail the Board Chair, Mr. Enloe, at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Enloe all communications except items unrelated to Board functions. In his discretion, Mr. Enloe may forward communications to the full Board or to any of the other independent directors for further consideration.

In 2018, we engaged with shareholders on a variety of issues, including board refreshment and director evaluations, with an independent director participating in those discussions, as appropriate.

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Corporate Governance and Board Matters

Board and Committee Composition and Meetings

The Board held six meetings in 2018, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2018 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, and Nominating & Corporate Governance (N&CG) Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, Compensation, and N&CG Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Robert E. Brunner R. Ted Enloe, III Joseph W. McClanathan Srikanth Padmanabhan Phoebe A. Wood Meetings in 2018: 5

The Audit Committee assists the Board in the oversight of:

•   Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

•   Internal control over financial reporting.

•   Guidelines and policies to govern risk assessment and management.

•   Performance of the Company’s internal audit function.

•   Integrity of the financial statements and external financial reporting.

•   Legal and regulatory compliance.

•   Complaints and investigations of any questionable accounting, internal control or auditing matters.

Compensation Committee Phoebe A. Wood (Chair) Robert E. Brunner R. Ted Enloe, III Manuel A. Fernandez Joseph W. McClanathan Judy C. Odom Meetings in 2018: 5

The Compensation Committee assists the Board in the oversight and administration of:

•   Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

•   Non-CEO executive officer compensation.

•   Cash and equity-based compensation for directors.

•   Incentive compensation and equity-based plans that are subject to Board approval.

•   Grants of awards under incentive and equity-based plans required to comply with applicable tax laws.

•   Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

•   Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Joseph W. McClanathan (Chair) R. Ted Enloe, III Manuel A. Fernandez Judy C. Odom Meetings in 2018: 5

The N&CG Committee assists the Board in the oversight of:

•   Corporate governance principles, policies and procedures.

•   Identifying qualified candidates for Board membership and recommending director nominees.

•   Recommending committee members and Board leadership positions.

•   Director independence and related person transactions.

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically conducts director peer reviews of the qualifications and contributions of its individual members.

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Corporate Governance and Board Matters

Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), currently composed of 14 executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment twice each year (or as circumstances require) for their respective risk areas. A risk summary report is assembled from these assessments for review by the ERM Committee with a summary of each risk area provided to senior management and the Audit Committee concerning (i) the likelihood, significance, and impact velocity of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent to the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee. In addition, a designated Board member receives a copy of all reports lodged through the Company’s ethics hotline.

The Company has formal processes in place for both incident response and cybersecurity continuous improvement that includes a cross functional Cyber Oversight Committee. The

General Counsel and the Vice President of Internal Audit (both members of the Cyber Oversight Committee) update the Audit Committee quarterly on cyber activity, with procedures in place for interim reporting as necessary.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 20. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

•	We use a common annual incentive plan across all business units.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We promote an employee ownership culture to better align employees with shareholders, with approximately 3,300 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2018.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. The Committee’s procedure and the Company’s bylaws can be found at www.leggett-search.com/governance. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

Incumbent Directors. In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the N&CG Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. In 2018, the Company retained Diversified Search to assist with identifying and evaluating potential director candidates, including Mr. Padmanabhan.

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Corporate Governance and Board Matters

The N&CG Committee seeks to identify and recruit the best available candidates, who should have the following minimum qualifications:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. The N&CG Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders.

As such, the N&CG Committee considers director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law.

All nominations to the Board will be based upon merit and experience relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses. Subject to this overarching principle, the N&CG Committee will have regard for the need to consider director candidates to maintain and strengthen the Board’s diversity.

Director Recommendations from Shareholders. The N&CG Committee does not intend to alter its evaluation process, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

•	Candidate’s name, address, phone number and age.

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•

A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation.

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). In 2017, the Board approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2020 annual meeting must be received no earlier than January 8, 2020 and no later than February 7, 2020.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2020 annual meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 8, 2020 and no later than February 7, 2020. This notice must provide the information specified in Section 2.2 of the bylaws.

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Corporate Governance and Board Matters

Transactions with Related Persons

According to our Corporate Governance Guidelines, the N&CG Committee reviews and approves or ratifies transactions in which a related person has a direct or indirect material interest, the Company or a subsidiary is a participant, and the amount involved exceeds $120,000. If the transaction with a related person concerns compensation, the Compensation Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a related person transaction whenever practicable. If it becomes necessary to approve a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines available on our website at www.leggett-search.com/governance.

Each of the following transactions was approved in accordance with our Corporate Governance Guidelines:

•

We buy shares of our common stock from our employees from time to time. In 2018 and early 2019, we purchased shares from three of our executive officers: 10,000 shares from Karl Glassman for a total of $474,100, 64,920 shares from Matthew Flanigan for a total of $2,926,056, and 16,042 shares from Russell Iorio for a total of $733,601. All employees, including executive officers, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

•

The Company employs one relative of its directors and executive officers with total compensation in excess of the $120,000 related person transaction threshold. Bren Flanigan, Director—Corporate Development, the brother of CFO Matthew Flanigan, had total compensation of $297,748 in 2018 (consisting of salary and annual incentive earned in 2018 and the grant date fair value of equity-based awards issued in 2018).

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Corporate Governance and Board Matters

Director Compensation

Our non-management directors receive an annual retainer, consisting of a mix of cash and equity, as set forth below. Our management directors (Mr. Glassman and Mr. Flanigan) do not receive additional compensation for their Board service.

Item	Amount
Cash Compensation
Director Retainer	$80,000
Audit Committee Retainer
Chair	25,000
Member	10,000
Compensation Committee Retainer
Chair	20,000
Member	8,000
N&CG Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation – Restricted Stock or RSUs
Board Chair Retainer (includes director retainer)	285,000
Director Retainer	135,000

The Compensation Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 32), but does not target director compensation to any specific percentage of the median. In 2017 and 2018, no changes were made to the director’s compensation package.

Directors may elect to receive the equity retainer in restricted stock or restricted stock units (“RSUs”). Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest one year after the grant date.

Many of our directors have elected to defer a portion of their 2018 cash retainer into Leggett stock units under the Company’s Deferred Compensation Program, described on page 30. Interest-bearing cash deferrals and stock options are the other alternatives under the Program.

Our non-management directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board.

The Company pays for all travel expenses the directors incur to attend Board meetings and for certain guest travel expenses to Board-related events.

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Corporate Governance and Board Matters

Director Compensation in 2018

Our non-management directors received the following compensation in 2018:

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Robert E. Brunner	$98,000	$135,000	$5,892	$48,067	$286,959
Robert G. Culp, III(5)	97,000	135,000		4,283	236,283
R. Ted Enloe, III	105,000	285,000		20,931	410,931
Manuel A. Fernandez	95,000	135,000	5,615	46,209	281,824
Joseph W. McClanathan	113,000	135,000		4,283	252,283
Judy C. Odom	120,000	135,000	5,865	40,276	301,141
Srikanth Padmanabhan(6)	22,500	101,250		882	124,632
Phoebe A. Wood	110,000	135,000	11,467	73,369	329,836

(1)

These amounts include cash compensation deferred into stock units under our Deferred Compensation Program. The following directors deferred cash compensation into stock units: Brunner—$98,000, Fernandez—$95,000, Odom—$60,000, and Wood—$110,000.

(2)

These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $135,000 for each director except Mr. Enloe’s restricted stock award of $285,000 for his service as the Board Chair and Mr. Padmanabhan’s restricted stock award of $101,250 to reflect his partial year of service. The grant date fair value of these awards is determined by the stock price on the day of the award.

(3)	These amounts include the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.

(4)

Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Brunner—$23,567, Fernandez—$22,459, Odom—$25,276, and Wood—$45,869; (ii) the 20% discount on stock units purchased with deferred cash compensation: Brunner—$24,500, Fernandez—$23,750, Odom—$15,000, and Wood—$27,500; and (iii) the Company’s incremental cost for spousal travel expenses to Board-related events: Enloe—$10,499.

(5)	Mr. Culp was a director until his death on December 8, 2018, at which time his outstanding restricted stock vested per the terms of the award.

(6)

Compensation for Mr. Padmanabhan reflects a partial year of service, consisting of quarterly cash retainer payments following his August 3, 2018 appointment as a director and the annual equity retainer prorated for the months remaining in the one-year vesting period beginning in May 2018.

Only one director held outstanding stock options as of December 31, 2018: Mr. Enloe’s 10,174 options granted in lieu of cash compensation under our Deferred Compensation Program.

All of our non-management directors held unvested stock or stock units as of December 31, 2018 as set forth below. The restricted stock and RSUs will vest on May 15, 2019.

Director	Restricted Stock	Restricted Stock Units
Robert E. Brunner		3,318
R. Ted Enloe, III	6,849
Manuel A. Fernandez		3,318
Joseph W. McClanathan	3,244
Judy C. Odom		3,318
Srikanth Padmanabhan	2,321
Phoebe A. Wood		3,318

2019 Proxy Statement | Leggett & Platt      11

1	PROPOSAL ONE: Election of Directors
At the 2019 annual meeting, eight directors are nominated to hold office until the 2020 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders, except Mr. Padmanabhan who was appointed by the Board of Directors in 2018. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board. Matthew Flanigan, a current member of the Board, has not been nominated for re-election at the 2019 annual meeting in anticipation of his pending retirement as the Company's Chief Financial Officer.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Additional information concerning the directors is found in the Proxy Summary at page 2.

Robert E. Brunner
Independent Director Director Since: 2009 Age: 61 Committees: Audit Compensation

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the non-executive chair of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis, and as a director of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on the automotive strategy, business development, mergers and acquisitions, operations, and international issues.

2019 Proxy Statement | Leggett & Platt      12

Proposals to be Voted on at the Annual Meeting

R. Ted Enloe, III
Independent Director Director Since: 1969 Board Chair Since: 2016 Age: 80 Committees: Audit Compensation Nominating & Corporate Governance

Professional Experience:

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. His former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Education:

Mr. Enloe holds a degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University.

Public Company Boards:

Mr. Enloe currently serves as a director of Live Nation, Inc., a venue operator, promoter and producer of live entertainment events, and he was previously a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits.

Director Qualifications:

Mr. Enloe’s professional background and experience, previously held senior-executive level positions, financial expertise and service on other company boards, qualifies him to serve as a member of our Board of Directors. Further, his wide-ranging experience combined with his intimate knowledge of the Company from over 40 years on the Board provides an exceptional mix of familiarity and objectivity.

Manuel A. Fernandez
Independent Director Director Since: 2014 Age: 72 Committees: Compensation Nominating & Corporate Governance

Professional Experience:

Mr. Fernandez co-founded SI Ventures, a venture capital firm focusing on IT and communications infrastructure, and has served as the managing director since 2000. Previously, he served as the Chairman, President and Chief Executive Officer at Gartner, Inc., a research and advisory company, from 1989 to 2000. Prior to Gartner, Mr. Fernandez was President and CEO of three technology-driven companies, including Dataquest, an information services company, Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog Incorporated, a semiconductor manufacturer. Mr. Fernandez was the Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, from 2012 until his retirement in 2013, having previously served as Non-executive Chairman since 2009 and as a director since 2006.

Education:

Mr. Fernandez holds a degree in electrical engineering from the University of Florida and completed post-graduate work in solid-state engineering at the University of Florida.

Public Company Boards:

Mr. Fernandez currently serves as the non-executive chair of Brunswick Corporation, a market leader in the marine, fitness, and billiards industries, and as lead independent director of Performance Food Group Company, a foodservice products distributor. He was previously a director of Tibco, a global leader in infrastructure and business intelligence software, and Time, Inc., a global media company.

Director Qualifications:

Mr. Fernandez’ venture capital experience, leadership of several technology companies as CEO and service on a number of public company boards offers Leggett outstanding insight into corporate strategy and development, information technology, international growth, and corporate governance.

2019 Proxy Statement | Leggett & Platt      13

Proposals to be Voted on at the Annual Meeting

Karl G. Glassman
Management Director Director Since: 2002 Age: 60 Committees: None

Professional Experience:

Mr. Glassman was appointed Chief Executive Officer in 2016 and has served as President since 2013. He previously served the Company as Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Public Company Boards:

Mr. Glassman previously served as a director of Remy International, Inc., a leading global manufacturer of alternators, starter motors and electric traction motors.

Director Qualifications:

As the Company’s CEO, Mr. Glassman provides comprehensive insight to the Board from strategic planning to implementation at all levels of the Company around the world, as well as the Company’s relationships with investors, the financial community and other key stakeholders. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 66 Committees: Audit Compensation Nominating & Corporate Governance, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Public Company Boards:

Mr. McClanathan currently serves as a director of Brunswick Corporation, a market leader in the marine, fitness, and billiards industries.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

2019 Proxy Statement | Leggett & Platt      14

Proposals to be Voted on at the Annual Meeting

Judy C. Odom
Independent Director Director Since: 2002 Age: 66 Committees: Audit, Chair Compensation Nominating & Corporate Governance

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Board Chair at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Sabre, Inc., which provides technology solutions for the global travel and tourism industry, and she was previously a director of Harte-Hanks, a direct marketing service company.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

Srikanth Padmanabhan
Independent Director Director Since: 2018 Age: 54 Committees: Audit

Professional Experience:

Mr. Padmanabhan has served Cummins Inc., a global manufacturer of engines and power solutions, as a Vice President since 2008 and President of its Engine Business segment since 2016. Previously, he served Cummins as Vice President—Engine Business from 2014 to 2016, General Manager of Emission Solutions from 2008 to 2014, and in various other capacities since 1991.

Education:

Mr. Padmanabhan holds a degree in mechanical engineering from the National Institute of Technology in Trichy, India, a Ph.D. in mechanical engineering from Iowa State University, and has completed the Advanced Management Program at Harvard Business School.

Director Qualifications:

With over 25 years at Cummins in a variety of leadership roles, Mr. Padmanabhan offers considerable knowledge of the automotive industry and brings extensive experience in managing operations, technology and innovation across a multi-billion-dollar global business. He has lived and worked in India, the United States, Mexico, and the United Kingdom.

2019 Proxy Statement | Leggett & Platt      15

Proposals to be Voted on at the Annual Meeting

Phoebe A. Wood
Independent Director Director Since: 2005 Age: 65 Committees: Audit Compensation, Chair

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, Pioneer Natural Resources, an independent oil and gas company, and PPL Corporation, a utility and energy services company. She previously served as a director of Coca-Cola Enterprises, Inc., a major bottler and distributor of Coca-Cola products.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board addresses in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

2019 Proxy Statement | Leggett & Platt      16

Proposals to be Voted on at the Annual Meeting

2	PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2019. PwC (or its predecessor firm) has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee and the Board perform assessments in the best interests of the Company and our investors and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the compensation, retention, performance and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2018 and 2017 are shown below.

Type of Service	2018	2017
Audit Fees(1)	$2,202,770	$2,344,181
Audit-Related Fees(2)	19,792	105,028
Tax Fees(3)	370,282	441,366
All Other Fees(4)	2,015	2,970

Total	$2,594,859	$2,893,545

(1)

Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

(2)	Includes assessment of controls; consulting on accounting and financial reporting issues; and audits of employee benefit plans.

(3)

Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2018, $104,093 related to compliance services and $266,189 related to consulting and planning services.

(4)	Includes use of an internet-based accounting research tool provided by PwC.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2018 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2018 for which the pre-approval requirement was waived.

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Proposals to be Voted on at the Annual Meeting

The procedure provides standing pre-approval for:

Audit Services: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

Tax Services: preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible Non-Audit Services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for all services. The Audit Committee has determined that the provision of the approved Non-Audit Services by PwC in 2018 is compatible with maintaining PwC’s independence.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by Public Company Accounting Oversight Board Auditing Standard 1301—Communications with Audit Committees.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2018 Annual Report on Form 10-K.

Judy C. Odom (Chair)	R. Ted Enloe, III	Srikanth Padmanabhan
Robert E. Brunner	Joseph W. McClanathan	Phoebe A. Wood

2019 Proxy Statement | Leggett & Platt      18

Proposals to be Voted on at the Annual Meeting

3	PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s named executive officers, as described in the Executive Compensation section beginning on page XX.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our named executive officers with over 90% of the vote (with 95% support in 2018).

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board has considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

The Board recommends that you vote FOR the Company’s named executive officer compensation package.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the three items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

2019 Proxy Statement | Leggett & Platt      19

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, consisting of six independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity programs over cash compensation.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (NEOs):

Name	Title
Karl G. Glassman	President & Chief Executive Officer (CEO)
Matthew C. Flanigan	Executive Vice President & Chief Financial Officer (CFO)
J. Mitchell Dolloff	Executive Vice President & Chief Operating Officer (COO), President—Specialized Products & Furniture Products
Perry E. Davis	Executive Vice President, President—Residential Products & Industrial Products
Scott S. Douglas	Senior Vice President—General Counsel & Secretary

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices, and the Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the executive officers’ compensation, and our equity pay practices are covered in the sections that follow.

Structuring the Mix of Compensation

The Committee uses its judgment to determine the appropriate percentage of variable and fixed compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The ultimate payment and value of the variable elements depends on actual performance and could result in no payout if threshold performance levels are not achieved. The following table shows the key attributes of our executive compensation programs used to drive performance and build long-term shareholder value, following the changes implemented in 2018.

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow and individual performance goals
Performance Stock Units	Variable	Equity- Based	3 years	Total shareholder return (TSR)(1) relative to peer group and the compound annual growth rate of earnings before interest and taxes (EBIT CAGR)

(1)

TSR is the change in stock price over the performance period plus reinvested dividends, divided by the beginning stock price. Leggett’s three-year TSR is measured relative to approximately 320 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400.

2019 Proxy Statement | Leggett & Platt      20

Compensation Discussion & Analysis

Incentive Payouts in 2018

Our executives’ 2018 annual incentive payouts under the Key Officers Incentive Plan (KOIP) tracked the Company’s operational results in 2018, in which we generated incentive cash flow of $421 million (versus a target of $400 million, resulting in a 114.8% payout) and 41.2% return on capital employed (versus a target of 45%, resulting in a 73.1% payout). Each of the NEOs also had individual performance goals (IPGs) which accounted for 20% of their target annual incentive payout. The Key Officers Incentive Plan, including the calculations and targets for adjusted cash flow and return on capital employed (ROCE), is described on page 25.

With respect to our executives’ long-term incentive (LTI) awards which vested at the end of 2018, the combination of 7.3% revenue growth and 14.6% EBITDA margin over the two-year performance period for the 2017 Profitable Growth Incentive (PGI) awards resulted in a 186.3% payout for Corporate participants. The PGI program, including the calculations and targets for revenue growth and EBITDA margin, is described on page 29.

Leggett’s cumulative TSR from 2016-2018 was -6.5%, which placed us in the 22nd percentile of the peer group, below the vesting threshold, and resulted in no payout for the three-year PSUs granted in 2016. The pre-2018 Performance Stock Units, including the calculation of relative TSR and the vesting schedule, is described on page 29.

CEO Incentive Compensation Vesting in 2018

Changes in 2018

Since 2013, our LTI awards have been entirely performance-based, consisting of (i) two-year PGI awards based on revenue growth and EBITDA margin and (ii) three-year PSU awards based on relative TSR. In 2018, our LTI program underwent the following changes to better align our compensation programs with the Company’s long-term strategy:

•	The PGI program was eliminated, and that portion of the participants’ LTI was reallocated to the PSU awards, moving it from a two-year to a three-year performance period.

•

The metrics for the PSU awards were modified such that 50% will continue to vest based upon relative TSR, and 50% will be based upon the compound annual growth rate of earnings before interest and taxes (EBIT CAGR), key to achieving our long-term TSR goals.

2019 Proxy Statement | Leggett & Platt      21

Compensation Discussion & Analysis

Shifting a significant portion of our executives’ LTI from a two-year to a three-year performance period in 2018 created a gap in their realizable pay opportunity for 2020 (when the 2018 PGI would have been paid, if earned, had it not been eliminated). As a result, the former PGI participants were granted a one-time transition PSU award based on EBIT CAGR over a two-year performance period to fill the gap. This transition award created a spike in the grant date value of 2018 equity-based awards reported in the Summary Compensation Table (see page 35). However, as illustrated below, with the transition award the realizable pay opportunity remains steady from 2018 to 2021:

Following the 2018 restructuring of our LTI program, the compensation mix of our CEO and the other NEOs remained heavily weighted to performance-based compensation, with a majority of their pay package being equity-based through the PSUs.

* Excludes the one-time, transition PSU award with a two-year performance period.

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Compensation Discussion & Analysis

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives and our shareholders:

What We Do		What We Don’t Do
✓	Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation, and 100% of their LTI is performance-based.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on several measures to encourage balanced incentives, with a combination of absolute internal and relative metrics.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Awards Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity incentive awards (other than legacy stock options) have a double trigger.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will.
✓	Stock Ownership Requirements – All NEOs exceed our robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Provisions – All NEOs are subject to confidentiality and non-compete provisions.	×	No Share Recycling
✓	Clawbacks – Our compensation recoupment policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

Additional Investment in Leggett Stock

In addition to having pay packages that are heavily weighted to Leggett equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit (ESU) Program and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure reduces the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.

•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.

•	Combines absolute and relative performance measures.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on incentive payouts, and clawbacks for performance-based compensation.

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Compensation Discussion & Analysis

Impact of 2018 Say-on-Pay Vote

At our annual meeting of shareholders held on May 15, 2018, 95% of the votes cast on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate compensation, it’s the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2018 Base Salary	Annual Incentive: Target Percentage of Base Salary	PSU Awards: Target Percentage of Base Salary
Karl G. Glassman, CEO	$1,225,000	120%	400%
Matthew C. Flanigan, CFO	572,000	80%	250%
J. Mitchell Dolloff, COO	512,000	80%	250%
Perry E. Davis, EVP	512,000	80%	250%
Scott S. Douglas, SVP	380,000	50%	155%

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 32. In connection with the November 2017 review relating to the executive officers’ 2018 compensation, the Committee raised Mr. Glassman’s base salary by 4.3%, Mr. Flanigan’s by 4.0%, and Mr. Davis’ and Mr. Dolloff’s by 2.4% each. Mr. Douglas’ 2018 base salary was increased by 15.2% as a result of taking on additional responsibilities. The NEOs’ annual incentive target percentages remained unchanged for 2018.

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan, based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the KOIP for 2018, depending upon their areas of responsibility: (i) corporate participants (Glassman, Flanigan and Douglas), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Davis and Dolloff) whose performance targets are set for the operations under their control. The NEOs also have individual performance goals (IPGs) as part of their annual incentive.

Each NEO has a target incentive amount—the amount received for achieving exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

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Compensation Discussion & Analysis

Performance Metrics. The Committee chose ROCE(1) as the primary incentive target with a 60% weighting to improve earnings and maximize returns on key assets by carefully managing working capital and fixed asset investments. The annual incentive is also based upon cash flow(2) with a 20% weighting, which is critical to fund the Company’s dividend, capital expenditures and ongoing operations. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

(1)

Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt).

(2)

For corporate participants (Glassman, Flanigan and Douglas): Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments – Capital Expenditures.

For profit center participants (Davis and Dolloff): the same formula is used, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

ROCE and cash flow calculations are adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2017 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year are included, but targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations are included in the calculations. Financial results exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs at a 20% weighting that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals. The Committee approved the 2018 IPGs covering the following areas of responsibility, with achievement based upon the performance scale detailed in the tables below:

Name	Individual Performance Goals
Karl G. Glassman, CEO	Implementation of growth strategy and succession planning
Matthew C. Flanigan, CFO	Implementation of growth strategy, succession planning and financial partner initiatives
J. Mitchell Dolloff, COO	Implementation of growth strategy, succession planning and efficiency initiatives
Perry E. Davis, EVP	Supply chain and growth initiatives and succession planning
Scott S. Douglas, SVP	Implementation of growth strategy and succession planning

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Compensation Discussion & Analysis

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance achievement targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. The payout for each portion of the annual incentive is capped at 150%.

2018 Corporate Payout Schedule

ROCE(1)		Cash Flow (millions)(1)		Individual Performance Goals
Achievement	Payout	Achievement	Payout	Achievement	Payout
<38%	0%	<$325	0%	1—Did not achieve goal	0%
38%	50%	325	50%	2—Partially achieved goal	50%
41.5%	75%	362.5	75%	3—Substantially achieved goal	75%
45%	100%	400	100%	4—Fully achieved goal	100%
48.5%	125%	435.5	125%	5—Significantly exceeded goal	up to 150%
52%	150%	475	150%

2018 Profit Center Payout Schedule

ROCE and Free Cash Flow (Relative to Target)		Individual Performance Goals
Achievement(2)	Payout	Achievement	Payout
<80%	0%	1—Did not achieve goal	0%
80%	60%	2—Partially achieved goal	50%
90%	80%	3—Substantially achieved goal	75%
100%	100%	4—Fully achieved goal	100%
110%	120%	5—Significantly exceeded goal	up to 150%
120%	140%
125%	150%

(1)	The 2018 results for corporate participants (Glassman, Flanigan and Douglas) were 41.2% ROCE (resulting in a 73.1% payout) and $421 million of cash flow (resulting in a 114.8% payout).

(2)

As a profit center participant, Mr. Dolloff’s target for a 100% payout was 53.5% ROCE (62.9% actual) and $124.3 million free cash flow ($146.9 million actual) for the Specialized Products Segment and 37.7% ROCE (28.0% actual) and $84.7 million free cash flow ($64.3 million actual) for the Furniture Products Segment. His annual incentive opportunity was apportioned between Specialized Products (60%) and Furniture Products (40%) based on their relative 2017 EBITDA.

Mr. Davis’ target for a 100% payout was 33.9% ROCE (33.5% actual) and $169.1 million free cash flow ($166.5 million actual) for the Residential Products Segment and 24.0% ROCE (48.8% actual) and $44.3 million free cash flow ($68.7 million actual) for the Industrial Products Segment. His annual incentive opportunity was apportioned between Residential Products (85%) and Industrial Products (15%) based on their relative 2017 EBITDA.

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Compensation Discussion & Analysis

The following table provides the details of the 2018 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage						Annual Incentive Payout
Karl G. Glassman, CEO	$1,470,000			x	95.6%					=	$1,405,320
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$1,225,000		120%		ROCE	73.1%			60%
					Cash Flow	114.8%			20%
					IPGs	143.75%			20%
Matthew C. Flanigan, CFO	$457,600			x	96.8%					=	$442,957
	Salary	x	Target %		Metric	Payout %		x	Weight
	$572,000		80%		ROCE	73.1%			60%
					Cash Flow	114.8%			20%
					IPGs	150%			20%
J. Mitchell Dolloff, COO	$409,600			x	92.9%					=	$380,518
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$512,000		80%		ROCE	81.0%			60%
					FCF	81.6%			20%
					IPGs	140%			20%
					0% Compliance Adjustment
Perry E. Davis, EVP	$409,600			x	114.3%					=	$468,173
	Salary	x	Target %		Metric	Payout %		x	Weight
	$512,000		80%		ROCE	105.8%			60%
					FCF	105.0%			20%
					IPGs	145%			20%
					1% Compliance Adjustment
Scott S. Douglas, SVP	$190,000			x	91.8%					=	$174,420
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$380,000		50%		ROCE	73.1%			60%
					FCF	114.8%			20%
					IPGs	125%			20%

Equity-Based Awards

We grant performance stock units to our NEOs and other senior managers to tie their pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

2018 Three-Year Performance Stock Units. As discussed above, 2018 was a year of transition for our LTI programs. For the previous five years, we granted two-year PGI awards with vesting based upon a combination of revenue growth and EBITDA margin, and three-year PSU awards with vesting based upon relative TSR. Each of the NEOs had their award percentages for these two programs aggregated in 2018 and received a combined PSU award with 50% continuing to vest based upon relative TSR and 50% now vesting based on EBIT CAGR. The Committee believes that the new PSU awards streamline our LTI program while balancing operational performance (EBIT CAGR) and external results (relative TSR).

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Compensation Discussion & Analysis

The Committee reviewed the combined award percentages in the context of the benchmarking data and the other considerations described on page 32 and made the following adjustments to the NEOs: Mr. Glassman’s combined PSU award percentage was increased from 352% to 400% of base salary, Mr. Flanigan’s award percentage was increased from 245% to 250%, Mr. Davis’ and Mr. Dolloff’s award percentages were both increased from 194% to 250%, and Mr. Douglas’ award percentage was increased from 151% to 155%.

The PSU grants are determined by multiplying the executive’s base salary by the PSU award percentage approved by the Committee (see the table on page 24). The vesting schedules for the three-year PSU awards granted in 2018 are as follows:

Relative TSR(1) Percentile	Relative TSR Vesting %
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	100%
60%	125%
65%	150%
70%	175%
75%	200%

EBIT CAGR(2) %	EBIT CAGR Vesting %
2%	75%
4%	100%
6%	125%
8%	150%
10%	175%
12%	200%

(1)

Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and S&P 400. Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the group as well. In addition, nearly all of our business units fall into these industry sectors.

(2)

EBIT CAGR is the Company’s (for Glassman, Flanigan and Douglas) or applicable Segments’ (for Davis and Dolloff) compound annual growth rate of Earnings Before Interest and Taxes (EBIT) in the third fiscal year of the performance period compared to the Company’s (or applicable Segments’) EBIT in the fiscal year immediately preceding the performance period. The calculation of EBIT CAGR will include results from businesses acquired during the performance period and will exclude results for any businesses divested during the performance period. EBIT CAGR will also exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities, and (v) with respect to Segments, all amounts relating to corporate allocations. EBIT CAGR will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

2018 Two-Year Transition Performance Stock Units. In connection with the decision to move a significant portion of the long-term incentive opportunity from a two-year to a three-year performance period by eliminating PGI awards in 2018, the Committee also granted each executive officer a one-time transition PSU award in 2018 based upon EBIT CAGR only (see the vesting schedule above) over a two-year performance period. This transition PSU award was set at 50% of the executive officers’ 2018 PSU award percentages described above. This transition award creates a one-time spike in the grant date value of 2018 equity-based awards reported in the Summary Compensation Table, but the realizable pay opportunity remains steady from 2018 to 2021 as the transition from two-year to three-year vesting takes place (see the chart at page 22).

When the 2018 PSUs vest, we anticipate that they will be paid out 50% in Company stock and 50% in cash, although the Company reserves the right to pay up to 100% in cash.

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Compensation Discussion & Analysis

Pre-2018 Awards: Performance Stock Units and Profitable Growth Incentive. Prior to 2018, the three-year PSUs were based solely on Leggett’s relative TSR with the following vesting schedule:

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	>75th	175%

The performance period for the 2016 PSU awards ended on December 31, 2018, with Leggett’s TSR for that three-year period below the 25th percentile, resulting in no payout. Our TSR ranks in the 21st percentile for the 2017 PSU awards with one year remaining in the performance period. These PSUs will be paid out 65% in Company stock and 35% in cash, although the Company reserves the right to pay up to 100% in cash.

Through 2017, the NEOs’ compensation package included the Profitable Growth Incentive, a performance-based equity program with a two-year performance period and payouts based on a matrix of revenue growth and EBITDA margin. The threshold achievement for revenue growth was the projected GDP growth of our primary geographic markets, and the EBITDA margin scale was based upon the Company’s prior three-year average. The PGI payout scale was intended to reward growth at or above GDP while maintaining or improving historical margins.

For the PGI awards granted in 2017, the payout schedule for our corporate participants (Glassman, Flanigan and Douglas) was:

EBITDA Margin(1)(3)	Payout Percentage
20.8%	250%
19.8%	213%	250%
18.8%	175%	213%	250%
17.8%	138%	175%	213%	250%
16.8%	100%	138%	175%	213%	250%
15.8%	75%	100%	138%	175%	213%	250%
14.8%	50%	75%	100%	138%	175%	213%	250%
13.8%	25%	50%	75%	100%	138%	175%	213%	250%
	2.7%	3.7%	4.7%	5.7%	6.7%	7.7%	8.7%	9.7%
	Revenue Growth(2)(3)

(1)	EBITDA margin equals the cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during the performance period divided by the total revenue during the performance period.

(2)	Revenue growth is the compound annual growth rate of the Company’s (or applicable profit centers’) revenue during the performance period compared to the revenue of the immediately preceding year.

(3)

The calculation of revenue growth and EBITDA margin included results from businesses acquired during the performance period. Revenue Growth and EBITDA margin excluded results for any businesses divested during the performance period, and the divested businesses’ revenue was deducted from base revenue used to calculate the growth rate. EBITDA results were adjusted to eliminate gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2016 10-K; (iii) that are unusual in nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle.

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Compensation Discussion & Analysis

Each of the profit center participants has his own payout matrix based upon the operations for which he is responsible:

•

Mr. Dolloff’s payout matrix was structured in the same manner as shown above, but it was based on an EBITDA margin range of 22.6% to 29.6% and a revenue growth range of 3.2% to 10.2% for the Specialized Products Segment and an EBITDA margin range of 15.3% to 22.3% and a revenue growth range of 2.9% to 9.9% for the Furniture Products Segment. His 2017 PGI award was apportioned between Specialized Products (56.1%) and Furniture Products (43.9%) based on their relative 2016 EBITDA.

•

Mr. Davis’ payout matrix was based on an EBITDA margin range of 17.3% to 24.3% and a revenue growth range of 2.4% to 9.4% for the Residential Products Segment and an EBITDA margin range of 14.3% to 21.3% and a revenue growth range of 2.5% to 9.5% for the Industrial Products Segment. His 2017 PGI award was apportioned between Residential Products (79.8%) and Industrial Products (20.2%) based on their relative 2016 EBITDA.

The PGI awards granted in 2017 vested on December 31, 2018. Corporate participants received a 186.3% payout as a result of 7.3% revenue growth and 14.6% EBITDA margin achievement over those two years. Mr. Dolloff received a PGI payout of 140.3% for the profit centers for which he is responsible, and Mr. Davis received a 145.3% payout for his profit centers. These awards were paid out 50% in Company stock and 50% in cash.

Other Compensation Programs

The NEOs have voluntarily deferred substantial portions of their cash compensation into Leggett equity through the Executive Stock Unit Program and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides 401(k) and non-qualified excess plans in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs have significant holdings in the ESU Program, our primary executive retirement plan. These accounts are held until the executive terminates his employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual ROCE targets linked to the Incentive Plan. The Company makes an additional 17.6% contribution to the diversified investments acquired with executive contributions. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date.

•	Cash deferrals accruing interest at a rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash. Participants who elect at-market stock options, which have a 10-year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

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Compensation Discussion & Analysis

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 41). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (Retirement K). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or due to their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits

The Committee believes perquisites should not be a significant part of our executive compensation program. In 2018, perquisites were less than 1% of each NEO’s total compensation and consisted of use of a Company car, executive physicals, spousal travel expenses to Board-related events, and limited personal use of corporate aircraft by our CEO.

Given the location of the Company’s headquarters away from any major metropolitan area, the Committee wished to facilitate Mr. Glassman’s schedule and allow him to more efficiently attend to Company business by offering him limited personal use of corporate aircraft, when the aircraft is not scheduled for business purposes. The use of corporate aircraft for personal travel by Mr. Glassman and his guests is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The Company does not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board must review and approve certain actions, including any employment and severance benefit agreements and amendments to stock plans.

The Committee has the authority to engage its own external compensation consultant as needed and has engaged Meridian Compensation Partners, LLC as its independent consultant since 2012. The Company conducts an annual conflict of interest assessment, which the Committee reviews to verify, in the Committee’s judgment, Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

In 2018, the Committee engaged Meridian to perform a competitive review of the Company’s executive pay programs in comparison to market levels. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

The Company’s Legal and Human Resources Departments also provide compensation data, research and analysis that the Committee may request, and personnel from those departments, along with Mr. Glassman and Mr. Flanigan, attend Committee meetings. However, the Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Committee.

The CEO recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility. The Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

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Compensation Discussion & Analysis

The Annual Review and Use of Compensation Data

The Committee conducts an annual review of executive compensation at its November meeting to set the executive officers’ compensation for the following year.

During the annual review, the Committee evaluates the three primary elements of the annual compensation package for executive officers: base salary, annual incentive, and PSUs. As discussed above, increases to base salary affect the other elements of the compensation package because the variable compensation elements (annual incentive and PSUs) are each set as a percentage of base salary. The Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data available from proxy filings of the executive compensation peer group, and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and outstanding performance).

•	Comparison of CEO target and realizable pay for the prior five years.

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements and a summary of outstanding equity awards.

Among the factors the Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives in our markets. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In the annual review, the Committee used a peer group to provide additional insight into company-specific pay levels and practices. The Committee evaluates market data provided by compensation surveys and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

For the annual review to set 2018 compensation, the Committee approved the following peer group of 17 U.S.-based, publicly-traded manufacturing companies, with Leggett near the group’s median revenue and market capitalization:

Allegion PLC	Lennox International Inc.

American Axle & Manufacturing Holdings, Inc.	Masco Corporation

A. O. Smith Corporation	Mohawk Industries, Inc.

Autoliv, Inc.	Owens Corning

Carlisle Companies, Incorporated	PENTAIR plc

Dana Incorporated	Tempur Sealy International, Inc.

Fortune Home Brands & Security, Inc.	Tenneco Inc.

Herman Miller, Inc.	USG Corporation

HNI Corporation

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Compensation Discussion & Analysis

Compensation Survey Data. The Committee used broad-based compensation surveys published by Towers Watson (U.S. Compensation Data Bank—General Industry) and Aon Hewitt (TCM Total Compensation by Industry—Executive, United States) to develop a balanced picture of the compensation market.

We sought the largest sample size possible from each survey, as we believe the validity of data increases with sample size. The Committee reviewed data from large companies across all industries (with median revenue of $4.0 billion) from the Towers Watson survey and large manufacturing companies (with median revenue of $3.6 billion) from the Aon Hewitt survey. The Committee used comparator groups that most closely match the NEOs’ job descriptions; however, the Committee is not made aware of the specific companies in the applicable survey groups.

The Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation with an above-average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including tenure, responsibilities, performance and the like.

Additional Considerations. Although the Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages, and PSU award percentages. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

The Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers.

Equity Grant Practices

The Committee discussed the 2018 LTI awards at length at its November 2017 meeting in connection with the annual review, then approved the 2018 PSU awards at its February 2018 meeting. The Committee does not approve grants of equity-based awards when it is aware of material inside information.

Performance of Past Equity-Based Awards. The Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. However, the Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.

Clawback Provisions. All equity-based awards are subject to a clawback provision included in our Flexible Stock Plan, which allows the Committee to recover any benefits received on the vesting, exercise or payment of any award if the employee violates any confidentiality, non-solicitation or non-compete obligations, or engages in activity adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement. In addition, the award documents for our PSU awards include clawback provisions triggered if the Company is required to restate previously reported financial results.

Executive Stock Ownership Guidelines. The Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement
CEO	5X base salary
CFO, COO and EVP	3X base salary
All Other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Leggett shares and must hold any net shares acquired upon the exercise of stock options or vesting of stock units until he meets the ownership threshold. As of March 5, 2019, all our NEOs were in compliance with their stock ownership requirements with holdings well in excess of these threshold levels.

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Compensation Discussion & Analysis

Change in Control Agreements

Our NEOs do not have employment agreements and are all considered at-will employees.

In 2017, the Company entered into severance benefit agreements with Mr. Glassman, Mr. Flanigan, Mr. Davis and Mr. Dolloff. Mr. Douglas also has a severance benefit agreement which was last amended in 2008. These agreements are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 43.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. On December 22, 2017, the U.S. federal government enacted tax reform legislation, which, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be tax deductible unless grandfathered under the exception for pre-existing contractual arrangements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Phoebe A. Wood (Chair) Robert E. Brunner R. Ted Enloe, III	Manuel A. Fernandez Joseph W. McClanathan Judy C. Odom

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Executive Compensation and Related Matters

Summary Compensation Table

The following table reports the total 2018 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2018. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (1)(5)	Total
Karl G. Glassman	2018	$1,223,077	$7,174,230		$1,405,320	$76,241	$689,062	$10,567,930
President & Chief Executive Officer	2017	1,154,808	4,217,693		1,068,809	79,137	496,581	7,017,028
	2016	1,095,000	3,565,927	$869,276	1,863,345	84,295	577,209	8,055,052
Matthew C. Flanigan	2018	571,154	2,093,560		442,957	29,037	403,505	3,540,213
Executive VP & Chief Financial Officer	2017	542,731	1,388,732		334,840	28,845	367,827	2,662,975
	2016	519,308	1,161,499		604,588	29,665	364,699	2,679,729
J. Mitchell Dolloff	2018	511,539	1,874,222		380,518	20,363	212,037	2,998,679
Executive VP & Chief Operating	2017	479,808	891,059		437,625	17,098	200,874	2,026,464
Officer, President—Specialized & Furniture Products	2016	344,846	613,773		329,368	14,952	154,560	1,457,499
Perry E. Davis	2018	511,539	1,874,222		468,173	17,588	164,184	3,035,706
Executive VP, President—	2017	479,808	891,059		407,250	20,346	133,114	1,931,577
Residential & Industrial Products	2016	386,154	677,094		332,775	22,235	121,716	1,539,974
Scott S. Douglas(6)	2018	378,077	862,247		174,420	8,747	139,845	1,563,336
Senior VP— General Counsel & Secretary	2017	321,923	489,753		121,440	16,591	111,575	1,061,282

(1)

Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral, Leggett stock units, or an option to purchase Leggett stock), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
Karl G. Glassman	2018	$1,258,847	$258,847			29,556
	2017	1,019,455	219,455		40,917	10,311
	2016	1,092,909	292,909		47,596	10,621
Matthew C. Flanigan	2018	1,042,259				30,297
	2017	900,820				24,724
	2016	944,230	109,527		15,448	17,971
J. Mitchell Dolloff	2018	428,805	86,266			9,659
	2017	482,504	88,817			11,773
	2016	360,863	64,546			7,486
Perry E. Davis	2018	167,494	95,011	$72,483
	2017	246,294	85,904	160,390
	2016	171,821	69,038	102,783
Scott S. Douglas	2018	239,447	52,305			5,311
	2017	200,314	41,430			4,370

See the Grants of Plan-Based Awards Table on page 38 for further information on Leggett equity-based awards received in lieu of cash compensation in 2018.

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Executive Compensation and Related Matters

(2)

Amounts reported in this column reflect the grant date fair value of the PSU awards (including the one-time transition PSU award in 2018) and the Profitable Growth Incentive awards (which were discontinued in 2018), as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note M to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2018. The potential maximum fair value of the PSU awards and the PGI awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	PGI Awards: Grant Date Fair Value	PGI Awards: Potential Maximum Value at Grant Date
Karl G. Glassman	2018	$7,174,230	$14,348,461
	2017	3,346,963	5,857,184	$870,730	$2,176,826
	2016	2,648,552	4,634,966	917,375	2,293,438
Matthew C. Flanigan	2018	2,093,560	4,187,120
	2017	1,012,463	1,771,809	376,269	940,673
	2016	777,096	1,359,918	384,403	961,006
J. Mitchell Dolloff	2018	1,874,222	3,748,444
	2017	611,538	1,070,191	279,521	698,803
	2016	381,520	667,660	232,253	580,631
Perry E. Davis	2018	1,874,222	3,748,444
	2017	611,538	1,070,191	279,521	698,803
	2016	420,676	736,183	256,418	641,044
Scott S. Douglas	2018	862,247	1,724,494
	2017	332,413	581,722	157,340	393,350

(3)

Amounts in this column represent the grant date fair value of the stock options calculated using the Black-Scholes option value model. For a description of the assumptions used in calculating the grant date fair value, see Note M to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	Amounts reported in this column for 2018 are set forth below.

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Cash Deferrals(d)	Total(e)
Karl G. Glassman	$(10,526)	$40,208	$36,033		$76,241
Matthew C. Flanigan	(5,874)	17,030	12,007		29,037
J. Mitchell Dolloff		7,707	12,656		20,363
Perry E. Davis	(6,463)	11,103		$6,485	17,588
Scott S. Douglas	(8,489)	6,918	1,829		8,747

(a)

Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 41. The present value of the Retirement Plan participants’ benefits decreased in 2018 due to the increase in the Plan’s discount rate from 3.5% to 4.0%.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 30.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 30.

(d)	Above-market portion of the interest earned on cash deferrals under the Deferred Compensation Program, as described on page 30.

(e)	The total excludes negative amounts in Change in Pension Value.

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Executive Compensation and Related Matters

(5)	Amounts reported in this column for 2018 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	Retirement K Matching Contributions(c)	Retirement K Excess Payments(c)	Life and Disability Insurance Benefits	Perks(d)	Total
Karl G. Glassman	$283,980	$250,000	$9,900	$85,013	$5,453	$54,716	$689,062
Matthew C. Flanigan	92,110	260,565		36,511	3,870	10,449	403,505
J. Mitchell Dolloff	110,308	85,635			2,070	14,024	212,037
Perry E. Davis	109,845		9,900	25,678	3,870	14,891	164,184
Scott S. Douglas	58,556	46,785	9,900	10,130	3,624	10,850	139,845

(a)

This amount represents the Company’s matching contributions under the ESU Program, the additional 17.6% contribution for diversified investments acquired with employee contributions, and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Retirement K and Retirement K Excess Plan are described on page 31.

(d)

Perquisites or other personal benefits with an aggregate value of $10,000 or more are included in the Summary Compensation Table. Perquisites for our executive officers in 2018 consisted of use of a Company car, executive physicals, spousal travel expenses to Board-related events, and limited personal use of corporate aircraft by the CEO. For disclosure purposes, perquisites are valued at the Company’s incremental cost. Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests, subject to the aircraft not being scheduled for business purposes, is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use.

(6)	Mr. Douglas became an NEO of the Company for the first time in 2017.

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Executive Compensation and Related Matters

Grants of Plan-Based Awards in 2018

The following table sets forth, for the year ended December 31, 2018, information concerning each grant of an award made to the NEOs in 2018 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Karl G. Glassman	3/21/18	AI	$735,000	$1,470,000	$2,205,000
	2/20/18	PSU				27,311	109,245	218,490		$4,750,519
	2/20/18	PSU-T				40,969	54,625	109,250		2,423,711
	—	DSU							29,556	1,250,000
Matthew C. Flanigan	3/21/18	AI	228,800	457,600	686,400
	2/20/18	PSU				7,970	31,880	63,760		1,386,302
	2/20/18	PSU-T				11,955	15,940	31,880		707,258
	—	DSU							30,297	1,302,824
J. Mitchell Dolloff	3/21/18	AI	245,760	409,600	614,400
	2/20/18	PSU				7,135	28,540	57,080		1,241,062
	2/20/18	PSU-T				10,703	14,270	28,540		633,160
	—	DSU							9,659	428,174
Perry E. Davis	3/21/18	AI	245,760	409,600	614,400
	2/20/18	PSU				7,135	28,540	57,080		1,241,062
	2/20/18	PSU-T				10,703	14,270	28,540		633,160
Scott S. Douglas	3/21/18	AI	95,000	190,000	285,000
	2/20/18	PSU				3,283	13,130	26,260		570,958
	2/20/18	PSU-T				4,924	6,565	13,130		291,289
	—	DSU							5,311	233,927

(1)	Award Type:
AI—Annual Incentive
PSU—Performance Stock Units
PSU-T—Performance Stock Units, two-year transition award
DSU—Deferred Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 24.

(3)

The Company granted two types of PSU awards in 2018 in connection with the discontinuation of the PGI program. The primary PSU awards vest at the end of a three-year performance period with 50% based on our TSR as measured relative to a peer group and 50% based upon EBIT CAGR. A second, one-time transition PSU award was also granted in 2018 with a two-year performance period with payouts based solely on EBIT CAGR. This transition PSU award is intended to bridge the payout gap which would have been created in early 2020 by terminating the two-year PGI program and shifting all performance-based equity awards to a three-year term. The PSU awards are described on page 27.

(4)

DSU amounts (from the Deferred Compensation Program described on page 30) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 35.

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Executive Compensation and Related Matters

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units, Profitable Growth Incentive awards and restricted stock units held by each NEO as of December 31, 2018.

	Option Awards						Stock Awards
			Securities Underlying Unexercised Options				Equity Incentive Plan Awards— Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)		Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date	Performance Period(2)	Number of Units(3) (#)	Market or Payout Value(4) ($)
Karl G. Glassman	1/4/2010		105,300		$20.51	1/3/2020	PSU Awards
	1/3/2011		101,675		23.14	1/2/2021	2017-2019	16,488	$590,930
	1/3/2012		98,675		23.14	12/31/2021	2018-2019	109,250	3,915,520
	12/31/2015	*	47,596		42.02	12/30/2025	2018-2020	218,490	7,830,682
	1/4/2016		53,632	26,817	41.02	1/3/2026
	12/30/2016	*	40,917		48.88	12/29/2026
Total			447,795	26,817				344,228	$12,337,132
Matthew C. Flanigan	1/3/2011		49,575		23.14	1/2/2021	PSU Awards
	1/3/2012		47,975		23.14	12/31/2021	2017-2019	4,988	178,770
	12/31/2015	*	15,448		42.02	12/30/2025	2018-2019	31,880	1,142,579
							2018-2020	63,760	2,285,158
Total			112,998					100,628	3,606,507
J. Mitchell Dolloff							PSU Awards
							2017-2019	3,013	107,986
							2018-2019	28,540	1,022,874
							2018-2020	57,080	2,045,747
Total			—					88,633	3,176,607
Perry E. Davis	1/3/2012		30,825		23.14	12/31/2021	PSU Awards
							2017-2019	3,013	107,986
							2018-2019	28,540	1,022,874
							2018-2020	57,080	2,045,747
Total			30,825					88,633	3,176,607
Scott S. Douglas	1/3/2011		18,450		23.14	1/2/2021	PSU Awards
	1/3/2012		19,175		23.14	12/31/2021	2017-2019	1,638	58,706
							2018-2019	13,130	470,579
							2018-2020	26,260	941,158
Total			37,625					41,028	1,470,443

(1)

These option grants were issued subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

* Denotes an option grant under the Deferred Compensation Program—these options become exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)

PSU awards were granted in connection with our Compensation Committee’s regularly-scheduled February meeting and have a three-year performance period ending on December 31. The 2018-2019 PSU awards are the one-time, two-year transition awards granted in connection with discontinuing the PGI program.

(3)

For the 2017-2019 PSU awards, these amounts reflect the threshold payout (25% of the base award) because Leggett’s TSR ranking as of December 31, 2018 was below the threshold level (performance in the 21st percentile of the peer group). For the 2018-2020 PSU awards, these amounts reflect the maximum payout (200% of the base award) because the combination of Leggett’s TSR ranking as of December 31, 2018 and our projected EBIT CAGR for the performance period place the anticipated payouts above the target level. For the 2018-2019 transition PSU awards, these amounts reflect the maximum payout (200% of the base award) because our projected EBIT CAGR for the performance period place the anticipated payouts above the target level. The PSUs are described at page 27.

(4)

Values shown in this column were calculated by multiplying the number of units shown in the prior column by the per share value of $35.84, the closing market price of our common stock on December 31, 2018.

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Executive Compensation and Related Matters

Option Exercises and Stock Vested in 2018

The following table reports the stock awards vested in 2018, and the value realized by the NEOs upon exercise or vesting of such awards. The stock award amounts represent the payout of the 2016 PSU awards and the 2017 PGI awards at the end of their respective performance periods on December 31, 2018. The NEOs had no stock option exercises in 2018.

	2016 PSU Award		2017 PGI Award		Total Stock Awards Vested in 2018
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	—	—	32,528	$1,165,804	32,528	$1,165,804
Matthew C. Flanigan	—	—	14,056	503,767	14,056	503,767
J. Mitchell Dolloff	—	—	7,864	281,846	7,864	281,846
Perry E. Davis	—	—	8,144	291,881	8,144	291,881
Scott S. Douglas	—	—	5,878	210,668	5,878	210,668

Dollar amounts shown above are calculated based upon the closing price of the Company’s stock on the vesting date; however, 50% of the PGI was distributed as Leggett stock (the other 50% of the PGI’s value was distributed in cash), the NEOs may continue to hold the shares or sell them in accordance with applicable laws and Company policies.

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Executive Compensation and Related Matters

Pension Benefits in 2018

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 31. Although participants no longer accrue additional benefits under the Retirement Plan, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Douglas are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age. Mr. Dolloff is not a Retirement Plan participant.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karl G. Glassman	37	$300,154	—
Matthew C. Flanigan	22	114,446	—
J. Mitchell Dolloff	—	—	—
Perry E. Davis	38	171,049	—
Scott S. Douglas	31	218,698	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2018 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2014 mortality table and discounted that amount back to December 31, 2018 using a 4.0% discount rate for US plans. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes found in Note N to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2018, except those are reported on a weighted average basis for all plans.

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Executive Compensation and Related Matters

Non-Qualified Deferred Compensation in 2018

The following table provides the aggregate 2018 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $35.84 closing market price of our common stock on December 31, 2018.

Name	Deferral Type or Program(1)	Executive Contributions in 2018(2)	Company Contributions in 2018(2)	Aggregate Earnings in 2018(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2018(4)
Karl G. Glassman	ESU	$258,847	$283,980	$(1,763,746)		$7,833,952
	DSU	1,000,000	250,000	(1,059,670)	$663,113	4,232,202
	EDSP			(115,045)		399,580
Total		1,258,847	533,980	(2,938,461)	663,113	12,465,734
Matthew C. Flanigan	ESU		92,110	(739,464)		3,296,120
	DSU	1,042,259	260,565	(462,180)	896,830	2,005,893
Total		1,042,259	352,675	(1,201,644)	896,830	5,302,013
J. Mitchell Dolloff	ESU	86,266	110,308	(364,350)		1,688,978
	DSU	342,539	85,635	(502,413)	224,436	1,857,050
Total		428,805	195,943	(866,763)	224,436	3,546,028
Perry E. Davis	ESU	95,011	109,845	(497,485)		2,273,461
	DCC	72,483		71,699		465,721
Total		167,494	109,845	(425,786)		2,739,182
Scott S. Douglas	ESU	52,305	58,556	(340,668)		1,466,387
	DSU	187,142	46,785	(86,863)	166,872	352,916
Total		239,447	105,341	(427,531)	166,872	1,819,303

(1)	Deferral Type or Program:
ESU—Executive Stock Unit Program (see description at page 30)
DCC—Deferred Compensation Program—Cash Deferral (see description at page 30)
DSU—Deferred Compensation Program—Stock Units (see description at page 30)

EDSP—Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the net option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)

Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2018 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$76,241; Flanigan—$29,037; Dolloff—$20,363; Davis—$17,588; and Douglas—$8,747.

(4)

Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table in 2016, 2017 and 2018: Glassman—$4,149,641; Flanigan—$3,826,111; Dolloff—$1,872,184; Davis—$924,252; and Douglas—$653,902 (for 2017 and 2018 only).

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of the NEOs have employment agreements and are all considered at-will employees.

Severance Benefit Agreements. In 2017, the Company entered into new severance benefit agreements with Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Dolloff, which provide for specific payments and benefits upon certain termination events or a change in control of the Company. Upon a change in control of the Company, the severance agreements provide for severance payments and benefits over 24 months (the “Protected Period”).

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Executive Compensation and Related Matters

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or publicly announces an intent to take actions which would result in a change in control.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

If Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.

•	Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.

•

Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly cash payment.

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Mr. Douglas also has a severance benefit agreement, last amended in 2008, the terms of which are substantially similar to those described above, with the following exceptions: (i) the Protected Period is 12 months, (ii) the pro-rata annual incentive for the year of termination is based upon the maximum payout under the Key Officers Incentive Plan, (iii) severance payments are equal to 100% of base salary and target annual incentive over a 12 month period, (iv) health insurance and fringe benefits continued for 12 months following the date of termination, and (v) the lump sum additional retirement benefit is based upon 12 months of additional service. This agreement also provides that, prior to a change in control, the Company must provide three months’ prior notice to terminate his employment.

Accelerated Vesting of PSUs and Options. The terms and conditions of the PSU awards provide for “double trigger” vesting (a change in control of the Company that leads to a termination of employment), such that all outstanding PSUs will vest at the maximum payout percentage (175% for PSUs granted prior to 2018 and 200% for PSUs granted in 2018). Stock option awards from previous years provide for immediate, “single trigger” vesting in the event of a change in control of the Company. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

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Executive Compensation and Related Matters

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2018. Potential payments reflect the benefits and arrangements in effect on that date.

•

The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2018 closing market price of our common stock of $35.84 per share and a dividend yield of 4.24%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination Following a Change in Control

Name	Severance Payments(1)	Vesting of PSU Awards(2)	Retirement Benefits(3)	Health and Life Insurance Benefits(4)	Total
Karl G. Glassman	$5,390,000	$8,402,994	$1,484,356	$36,389	$15,313,689
Matthew C. Flanigan	2,059,200	2,466,703	586,895	39,742	5,152,540
J. Mitchell Dolloff	1,843,200	2,088,021	350,353	26,624	4,308,198
Perry E. Davis	1,843,200	2,088,021	470,485	35,301	4,437,007
Scott S. Douglas	680,580	981,435	284,732	14,976	1,961,723

(1)

This amount represents the total bi-weekly cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Dolloff also provide for a pro-rata annual incentive payment for the year in which the termination occurs; however, this amount vests under the Key Officers Incentive Plan on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2018. Mr. Douglas’ severance agreement provides for a pro-rata annual incentive payment at the maximum payout level, so his severance payment also includes the difference between his actual 2018 KOIP payout and the maximum payout.

(2)

Upon a termination of employment following a change in control, the PSU awards provide for payout at the maximum (175% for awards granted prior to 2018 and 200% for awards granted in 2018). These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2018: 33% of the 2017-2019 PSU awards, 50% of the 2018-2019 transition PSU awards, and 67% of the 2018-2020 PSU awards.

(3)

This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions under the Executive Stock Unit Program, the Retirement K, and the Retirement K Excess Plan for the length of the Protected Period.

(4)	This amount represents the value of continuation of health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

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Executive Compensation and Related Matters

Potential Payments upon Termination Following a Disability

Name	Vesting of PSU Awards(1)
Karl G. Glassman	$943,245
Matthew C. Flanigan	275,253
J. Mitchell Dolloff	246,415
Perry E. Davis	246,415
Scott S. Douglas	13,365

(1)

The PSU awards provide for continued vesting for 18 months after the onset of the disability leading to the executive’s termination. These amounts represent the value of the awards’ additional vesting following termination and are based on the projected payouts as of December 31, 2018.

In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times base salary (up to a maximum $800,000), which doubles in the event of death due to an accident.

CEO Pay Ratio

The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K.

The annual compensation of Leggett’s Chief Executive Officer for 2018 (as set forth in the Summary Compensation Table on page 35, plus the value of employer-provided health benefits) was $10,577,722, and the annual compensation for our median employee (including employer-provided health benefits) was $32,182 resulting in a ratio of 329 to 1. Excluding the one-time PSU award (described at page 28) granted in connection with the elimination of the two-year PGI program and the transition to a three-year performance period, the adjusted annual compensation of Leggett’s CEO in 2018 would have been $8,154,011, resulting in a ratio of 253 to 1.

As a multi-national manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately three-fourths of Leggett’s employees are hourly-paid production workers. Leggett operates 145 manufacturing facilities in 18 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.

As of October 1, 2018, we had a total of 22,434 U.S. and non-U.S. employees. In establishing the population from which to identify our median employee, we excluded all employees located in Brazil (329), Hungary (146), India (320) and South Africa (276) under the 5% de minimis exception of Item 402(u), based upon the 22,434 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, world-wide employee base (less the de minimis exclusion described above and excluding the CEO). We used cash compensation paid during fiscal year 2018 as the consistently applied compensation measure to identify the median employee, which consisted of wages, overtime, salary and bonuses. Compensation of non-U.S. employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2018. For those employees hired and/or separated from service in 2018, their cash compensation paid in 2018 was annualized.

After reviewing a broad range of 2018 CEO pay ratio disclosures, we modified our methodology in 2019 by adjusting the countries excluded under the de minimis exception and by annualizing the pay of partial-year employees when identifying the Company’s median employee.

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SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2019, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)
Robert E. Brunner, Director	21,840	20,774		42,614
Perry E. Davis, Executive VP, President—Residential Products & Industrial Products	84,567	45,147	30,825	160,539	0.12%
J. Mitchell Dolloff, Executive VP and Chief Operating Officer, President—Specialized Products & Furniture Products	33,048	64,788		97,836
Scott S. Douglas, Senior VP—General Counsel and Secretary	6,067	28,756	19,175	53,998
R. Ted Enloe, III, Board Chair	42,376		10,174	52,550
Manuel A. Fernandez, Director	12,094	15,180		27,274
Matthew C. Flanigan, Executive VP and Chief Financial Officer, Director	180,046	89,180	63,423	332,649	0.25%
Karl G. Glassman, President and Chief Executive Officer, Director	133,969	277,904	447,795	859,668	0.65%
Joseph W. McClanathan, Director	26,034			26,034
Judy C. Odom, Director	44,964	15,265		60,228
Srikanth Padmanabhan, Director	2,321			2,321
Phoebe A. Wood, Director	39,042	30,702		69,745
All executive officers and directors as a group (15 persons)	657,721	656,428	598,409	1,912,558	1.45%

(1)

Stock units include shares under the Company’s Executive Deferred Stock, Executive Stock Unit, and Deferred Compensation Programs and restricted stock unit grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although the Company intends to settle all stock units with shares of common stock, it has reserved the right to settle all or a portion of the distributions under the ESU and Deferred Compensation Programs in cash), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(2)

Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

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Security Ownership

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 5, 2019, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	14,262,164	10.93%
State Street Corporation(2) One Lincoln Street Boston, MA 02111	12,961,329	9.9%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	12,678,300	9.7%

(1)

The Vanguard Group (“Vanguard”) is deemed to have sole voting power with respect to 151,786 shares, shared voting power with respect to 44,529 shares, sole dispositive power with respect to 14,068,519 shares, and shared dispositive power with respect to 193,645 shares. This information is based on Schedule 13G/A of Vanguard filed February 11, 2019, which reported beneficial ownership as of December 31, 2018.

(2)

State Street Corporation (“SSC”) is deemed to have shared voting power with respect to 12,240,104 shares and shared dispositive power with respect to 12,959,829 shares. This information is based on Schedule 13G of SSC filed February 13, 2019, which reported beneficial ownership as of December 31, 2018.

(3)

BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 11,294,667 shares and sole dispositive power with respect to 12,678,300 shares. This information is based on Schedule 13G/A of BlackRock filed February 6, 2019, which reported beneficial ownership as of December 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2018, except four transactions for Karl G. Glassman where, due to a benefit plan administrative error, the number of Leggett stock units awarded as reinvested dividends were under-reported by the following amounts on the Form 4s filed April 16, 2018 (29.9356 units), July 16, 2018 (30.9829 units), October 16, 2018 (36.7628 units), and January 16, 2019 (37.6572 units). Once the error was discovered, the corrected transactions were promptly reported.

2019 Proxy Statement | Leggett & Platt      47

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options, warrants and rights, and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2018. All of our current equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by shareholders	6,021,211	(1)	$25.43	11,431,622	(2)(3)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A
Total	6,021,211		$25.43	11,431,622

(1)	This number represents the stock issuable under the following plans:

Director Stock Option Plan	1,103
Flexible Stock Plan—Options	1,556,491
Flexible Stock Plan—Vested Stock Units	3,676,156
Flexible Stock Plan—Unvested Stock Units	787,461

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 1,103 options remain outstanding under the plan, which are held by a former director.

Flexible Stock Plan. This includes 1,556,491 options outstanding and 4,463,617 stock units convertible to common stock. The stock units include grants of RSUs, PGIs, and PSUs covering 774,587 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU, Deferred Compensation and Executive Deferred Stock Programs, and only 12,874 of those stock units are unvested. See pages 30 and 42 for descriptions of these programs.

(2)

Shares available for future issuance include: 7,592,606 shares under the Flexible Stock Plan and 3,839,016 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)

Of the 7,592,606 shares available under the Flexible Stock Plan as of December 31, 2018, shares issued as options or stock appreciation rights count as one share against the Plan, and shares issued as all other types of awards count as three shares against the Plan.

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QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND ANNUAL MEETING

Why did I receive these materials?

The Board of Directors is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 7, 2019. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2018, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2019. Information on our website does not constitute part of this proxy statement.

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2019 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 131,221,639 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee or nominee.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

The Board recommends you vote FOR each of the director nominees in Proposal 1, FOR the ratification of PwC in Proposal 2, and FOR the approval of named executive officer compensation in Proposal 3. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting in accordance with your instructions. If you returned a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee or nominee.

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Questions and Answers

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm. Since the vote on named executive officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be $10,000, plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies from shareholders.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release promptly after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

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Questions and Answers

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxy/2019. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2020 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 27, 2019 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2020 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 8, 2020 and no later than February 7, 2020. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the N&CG Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 7.

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Driving Directions to the Wright Conference Center

1 Leggett Road, Carthage, Missouri

Leggett & Platt®

1 Visitor entrance

2 Conference Centers entrance

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CENTERS
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LEGGETT & PLATT CORPORATE CAMPUS
LEGGETT RD

LEGGETT RD
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96
LEGGETT & PLATT
NORTH TO
KANSAS CITY
CENTRAL AVE
CENTRAL AVE/
WEBB CITY EXIT
CARTHAGE
171
WEST TO
WEBB CITY
FIR RD/HH HIGHWAY
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SPRINGFIELD
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NEOSHO
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FAYETTEVILLE, AR

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 7, 2019

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

CORPORATE CONFERENCE CENTER

1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2019 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2018, and hereby appoints Karl G. Glassman and Scott S. Douglas as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2019 Annual Meeting of Shareholders of the Company to be held on May 7, 2019 at 10:00 a.m. Central Time at the Company’s Corporate Conference Center, located at 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address change? Check this box and indicate changes below: ☐

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 6, 2019.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a	Robert E. Brunner	☐	☐	☐	e.	Joseph W. McClanathan	☐	☐	☐

b.	R. Ted Enloe, III	☐	☐	☐	f.	Judy C. Odom	☐	☐	☐

Please fold here – Do not separate

c.	Manuel A. Fernandez	☐	☐	☐	g.	Srikanth Padmanabhan	☐	☐	☐

d.	Karl G. Glassman	☐	☐	☐	h.	Phoebe A. Wood	☐	☐	☐

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.	☐	For	☐	Against	☐	Abstain

3. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.	☐	For	☐	Against	☐	Abstain

4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.